Exhibit 99.2

Investor Contact: Robert LaFleur 407-613-3327 robert.lafleur@hgv.com	Media Contact: Erin Pagán 407-613-3771 erin.pagan@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations appoints Daniel J. Mathewes as Chief Financial Officer

ORLANDO, Fla. (Nov. 27, 2018) – Hilton Grand Vacations Inc. (NYSE: HGV) announces the appointment of Daniel J. Mathewes as chief financial officer (CFO). Mathewes will lead HGV’s finance, accounting, portfolio, treasury, tax and investor relations departments. He brings extensive global finance experience to the company and will serve a critical role as a business partner across the executive team to develop and implement HGV’s corporate and financial strategies to continue to grow revenue and expand globally.

“After a thorough search process, we are thrilled to have Dan join us,” says Mark Wang, HGV’s president and chief executive officer. “His deep financial background and experience in hospitality and real estate are a great fit with HGV. I’m confident Dan will be an outstanding addition to our executive leadership team. Dan’s passion for excellence and his enthusiasm for what we’re creating embodies the best of Hilton Grand Vacations.”

Mathewes has more than 20 years of diverse, global finance experience with both public and private multi-national companies in the hospitality and real estate industries. He joins HGV from Virgin Hotels North America in Miami, Florida, where he was CFO since 2016. As part of their executive team, Mathewes led all aspects of financial management, tax and treasury, as well as long-term, strategic planning.

Prior to that role, Mathewes was CFO of The World and previously served as senior vice president of finance and treasury for Kerzner International. During his career, Mathewes also worked in multiple financial leadership capacities with NCL Corporation and Royal Caribbean Cruises. He began his career with PricewaterhouseCoopers upon graduating Summa Cum Laude from Florida State University with a degree in accounting and economics. Mathewes is a certified public accountant.

“I am honored to be joining Hilton Grand Vacations,” says Mathewes. “Their dynamic and passionate team have driven tremendous growth over the years, and I am excited to help drive further growth and value creation.”

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE: HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Fla., Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 300,000 club members. For more information, visit www.hgv.com and www.hiltongrandvacations.com.

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